EXHIBIT 16.1

May 6, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by DS Healthcare Group, Inc. under Item 4.01 of its Form 8-K dated May 2, 2016.  We agree with the statements concerning our Firm in such Form 8-K.  We are not in a position to agree or disagree with other statements of DS Healthcare Group, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP